News Release


CONTACT:
A. Sidney Alpert                   FOR IMMEDIATE RELEASE
Vice President, General Counsel
805/295.5600, Ext. 2215

Mary E. Woods
Investor Relations
805/295.5600  Ext. 2508



             3D SYSTEMS COMPLETES ACQUISITION OF "STEREOS" BUSINESS
                             FROM GERMAN COMPETITOR


            VALENCIA, Calif., September 22--3D Systems Corporation (Nasdaq-NMS:TDSC) announced today that it completed the acquisition of the rapid prototyping "Stereos" product line and business from EOS GmbH of Germany, 3D's major European competitor.

            Under the terms of the agreement, 3D will pay $3.25 million dollars, subject to certain adjustments based on final determination of the value of the assets acquired, issue a warrant to buy 150,000 of 3D's common shares at $8.00 a share within the next three years, and grant EOS exclusive licenses to 3D patents relating to laser sintering.

            Additionally, 3D stated that under the terms of the agreement it would settle all patent infringement and unfair competition lawsuits brought in 1993 and 1994 against EOS and an EOS customer, as well as all patent-office proceedings between the two companies.

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            3D Systems develops, manufactures and markets solid-imaging systems that substantially reduce the time and costs of bringing new products to market by quickly fabricating mechanical parts after they are designed by engineers using 3D computer systems. Major applications include rapid prototyping and tooling for products in a variety of manufacturing industries, including automotive, aerospace, medical, computer, electronic and consumer products.

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For current investor information, please call our shareholder communications service at 800.757.1799 or visit our Web site at http://www.3dsystems.com.

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